EXHIBIT 99.1

IMMEDIATE RELEASE: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(800) 285-2070/ jmcguire@aatk.com

American Access Technologies Reports

Preliminary First Quarter Sales Increase

16.9% over Prior Quarter

Sales Increase for Third Consecutive Quarter

Keystone Heights, FL – April 15, 2003 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today announced that the preliminary unaudited sales for the first quarter ended March 31, 2003 approximated $1,501,000, making the first quarter the best quarter for sales in three years and the third consecutive quarter with a sales increase. First quarter 2003 sales, $1,501,000, exceeded fourth quarter 2002 sales, $1,284,012, by 16.9% and represented an 11.3% increase from first quarter 2002 of $1,347,515.

Joe McGuire, Chief Financial Officer, said “We were pleased to post solid increases in sales this quarter versus prior quarter and prior year. A great start to 2003 provides confidence in our prospects for the remainder of the year as we pursue our goal of profitability and sustained earnings growth in 2003 and beyond and to mark 2003 as the best year in our history based on a solid balance sheet, a focused strategy, a disciplined operating approach and an increasingly growing interest and acceptance of our zone and wireless enclosures.”

The Company’s complete 10-QSB quarterly report will be released in approximately 2 to 3 weeks and the preliminary first quarter sales results are subject to revision.

American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for installation and moves, adds, and changes by as much as 65% while providing plug and play, up-gradable networks, fiber optics and wireless LAN. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.